Exhibit 99.1
June 28, 2007
Collegiate Pacific Announces New Name and Ticker Symbol and Quarterly Dividend
•	Name Changed from Collegiate Pacific Inc. to Sport Supply Group, Inc.

•	Stock Ticker Symbol Changed from BOO to RBI

•	Quarterly Dividend of $0.025 per share
Dallas, TX, June 28, 2007 -- Collegiate Pacific Inc. (AMEX: BOO) today announced that effective July 1, 2007, it will change its name to Sport Supply Group, Inc. and change its stock ticker symbol from “BOO” to “RBI.” Collegiate Pacific also announced that its Board of Directors approved and declared a quarterly cash dividend of $0.025 per share on the company’s common stock for the fourth quarter of fiscal 2007, which ends June 30, 2007. The quarterly cash dividend is payable on July 30, 2007 to all stockholders of record on the close of business on July 9, 2007.
Adam Blumenfeld, Chairman and CEO, stated: “In conjunction with the start of our new fiscal year, we are pleased to announce the change in our name and ticker symbol. We have elected to change our corporate identity to a name that ‘says what we do.’ Thus, we have chosen Sport Supply Group, Inc. (a name we recently acquired ) as the corporate name. While Sport Supply Group will be the identity by which investors and vendors know the Company, customers will also continue to know us for our catalog brands such as Collegiate Pacific, BSN Sports, US Games, and many others. Regarding the symbol change, while it is with mixed emotions that we let go of the “BOO” ticker symbol (as it is the name of the family dog), we are happy to introduce a more sports-minded ticker: “RBI.” Baseball is a dominant component of our sports mix, and we expect the symbol to resonate well with our customers, vendors and shareholders.”
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Contact:
Collegiate Pacific Inc.
Adam Blumenfeld, 972-243-8100
Source: Collegiate Pacific Inc.